Exhibit 99.1

ONE LIBERTY PROPERTIES, INC. REPORTS THIRD QUARTER 2011 RESULTS

~ Rental Income Increased 6.5% Over the Third Quarter 2010~
~ Acquires Four Properties for $20 million in the Quarter ~

GREAT NECK, New York, November 7, 2011 — One Liberty Properties, Inc. (NYSE: OLP), an owner of a geographically diversified portfolio of retail, industrial, office and other properties primarily under long term leases in the United States, today announced operating results for the quarter ended September 30, 2011.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty stated, “The increase in our rental income in the third quarter is primarily the result of the positive contribution from the 19 properties we acquired over the past 18 months. With a strong balance sheet, a willingness to prune our portfolio and capacity to add additional assets, we will continue to build our portfolio selectively and in a disciplined manner in the coming years in order to increase stockholder value.  In furtherance of our strategy, we acquired, during the third quarter, four properties for approximately $20 million.”

Operating Results:

Rental income for third quarter of 2011 increased 6.5% to $11.15 million compared to $10.47 million for the third quarter of 2010.  The increase is attributable primarily to rental income earned from 19 properties acquired by the Company since February 2010.

Total operating expenses for the third quarter of 2011 were $5.06 million compared to $4.40 million for the third quarter in the prior year. The increase is attributable to increased general and administrative expenses, real estate expenses and depreciation and amortization.

Income from continuing operations was $2.77 million, or $0.19 per diluted share, compared to $2.39 million, or $0.21 per diluted share, in the third quarter of 2010. The per share impact to 2011 results takes into account the issuance of 2.7 million shares in February 2011 and shares issued under the Company’s dividend reinvestment program.

Asset Acquisitions:

During the third quarter, the Company bought four properties for approximately $19.88 million.  The acquired properties were an L.A. Fitness Health Club, two hhgregg stores and a FedEx Express distribution center.

Subsequent Event:

In October 2011, a recently formed consolidated joint venture acquired a property located in Cherry Hill, NJ for $5.8 million. One Liberty expects to benefit from the opportunity to redevelop the entire property, which is comprised of approximately 115,500 square feet and is situated on approximately 12.4 acres.  At closing, the venture entered into a ten year lease for approximately 70,500 square feet with Burlington Coat Factory which serves as an anchor tenant for the property.

Funds from Operations:

Funds from Operations (“FFO”) was $5.29 million in the third quarter of 2011, or $0.36 diluted per share, compared to $4.89 million in the third quarter of 2010, or $0.42 per diluted share.The per diluted share impact to 2011 FFO takes into account the issuance of 2.7 million shares in February 2011 and shares issued under the Company’s dividend reinvestment program.  A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included later in this release.

Balance Sheet:

The Company at September 30, 2011 had $8.4 million of cash and cash equivalents, total assets of $451.9 million, total debt of $217.8 million and stockholders’equity of $218.7 million. At November 2, 2011, the Company had $26.5 million available under its revolving line of credit.

Dividend:

On October 5, 2011, the Company paid a quarterly cash dividend of $0.33 per share to stockholders of record as of September 27, 2011. Based on the closing price of $15.85 per share on November 4, 2011, the current yield on an annualized basis is 8.3%.

Additional Information:

Interested parties are urged to review the Form 10-Q filed with the Securities and Exchange Commission for the quarter ended September 30, 2011 for further details. The Form 10-Q can also be linked through the “Investor Relations” section of One Liberty’s website. For additional information on the Company’s operations, activities and properties, please visit One Liberty’s website at www.1liberty.com.

Non-GAAP Financial Measures:

One Liberty believes that Funds from Operations (“FFO”) is a widely recognized and appropriate measure of the performance of an equity REIT. One Liberty presents FFO because it considers FFO to be an important supplemental measure of One Liberty’s operating performance. One Liberty believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude generally accepted accounting principles (“GAAP”) historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income.

One Liberty has determined FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is defined by NAREIT as “net income (or loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.” FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity. Management believes FFO is of interest to securities analysts, investors and other interested parties and may not be comparable to similarly titled measures as reported by others.

Forward Looking Statement

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. One Liberty intends such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 and in particular “Item 1A. Risk Factors” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated under the laws of Maryland in 1982. The primary business of the Company is to acquire, own and manage a geographically diversified portfolio of retail, industrial, office and other properties under long term leases. Most of the Company’s properties are “net leased”, under which the tenant is responsible for real estate taxes, insurance and ordinary maintenance and repairs.

Contact:
One Liberty Properties
Investor Relations
Phone: (516) 466-3100
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Rental income, net - Note 1	$11,151	$10,466	$33,494	$30,546

Operating expenses:
Depreciation and amortization	2,424	2,155	7,072	6,314
General and administrative	1,804	1,545	5,306	4,811
Real estate acquisition costs	131	224	176	738
Real estate expenses	620	396	1,908	1,362
Leasehold rent	77	77	231	231
Total operating expenses	5,056	4,397	14,693	13,456

Operating income	6,095	6,069	18,801	17,090

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	105	101	241	354
Gain on disposition of real estate held by
unconsolidated joint venture	-	-	-	107
Gain on settlement of debt	-	-	1,240	-
Other income, including realized gain on sale of
available-for-sale securities and interest income	9	40	62	265
Interest:
Expense	(3,259)	(3,658)	(10,233)	(10,639)
Amortization of deferred financing costs	(185)	(160)	(681)	(452)

Income from continuing operations	2,765	2,392	9,430	6,725

Income from discontinued operations	-	219	277	705
Net gain on sale	-	235	932	235
Income from discontinued operations - Note 2	-	454	1,209	940

Net income	$2,765	$2,846	$10,639	$7,665

Net income per common share - diluted:
Income from continuing operations	$0.19	$0.21	$0.66	$0.59
Income from discontinued operations	-	0.04	0.09	0.08
Net income per common share - diluted	$0.19	$0.25	$0.75	$0.67

Funds from operations - Note 3	$5,286	$4,894	$17,115	$14,056

Funds from operations per common share-diluted - Note 4	$0.36	$0.42	$1.22	$1.22

Weighted average number of common and
unvested restricted shares outstanding:
Basic	14,491	11,481	14,017	11,443
Diluted	14,491	11,518	14,017	11,475

Note 1 - Rental income includes straight line rent accruals and amortization of lease intangibles of $337 and $973 for the three and nine months ended September 30, 2011 and $406 and $1,279 for the three and nine months ended September 30, 2010.

Note 2 - Income from discontinued operations includes straight line rent accruals and amortization of lease intangibles of $ 0 and $(4) for the three and nine months ended September 30, 2011 and $(1) and $(4) for the three and nine months ended September 30, 2010.

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Note 3 - Funds from operations is summarized in the following table:
Net income	$2,765	$2,846	$10,639	$7,665
Add: depreciation of properties	2,406	2,188	7,081	6,462
Add: our share of depreciation in unconsolidated joint ventures	97	78	273	236
Add: amortization of capitalized leasing expenses	18	17	54	35
Deduct: net gain on sales of real estate	-	(235)	(932)	(235)
Deduct: our share of net gain on sale-unconsolidated joint venture	-	-	-	(107)
Funds from operations	$5,286	$4,894	$17,115	$14,056

Note 4 - Funds from operations per common share is summarized in the following table:
Net income	$0.19	$0.25	$0.75	$0.67
Earnings allocated to unvested restricted stock	-	-	0.01	-
Add: depreciation of properties	0.16	0.19	0.51	0.56
Add: our share of depreciation in unconsolidated joint ventures	0.01	-	0.02	0.02
Add: amortization of capitalized leasing expenses	-	-	-	-
Deduct: net gain on sales of real estate	-	(0.02)	(0.07)	(0.02)
Deduct: our share of net gain on sale-unconsolidated joint venture	-	-	-	(0.01)
Funds from operations per common share-diluted	$0.36	$0.42	$1.22	$1.22

ONE LIBERTY PROPERTIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in Thousands)

	September 30,	December 31,
	2011	2010
ASSETS
Real estate investments, net	$408,961	$391,763
Property held for sale (including related assets of $808)	-	10,678
Investment in unconsolidated joint ventures	5,139	4,777
Cash and cash equivalents	8,430	7,732
Available for sale securities	353	422
Unbilled rent receivable	12,151	11,149
Unamortized intangible lease assets	11,571	10,887
Other assets	5,297	7,215
Total assets	$451,902	$444,623

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Mortgages payable	$197,796	$215,308
Line of credit	20,000	36,200
Unamortized intangible lease liabilities	5,274	4,982
Other liabilities	10,156	8,950
Total liabilities	233,226	265,440

Stockholders' equity	218,676	179,183
Total liabilities and stockholders' equity	$451,902	$444,623